UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 5, 2020

The ExOne Company

(Exact name of registrant as specified in its charter)

Delaware	001-35806	46-1684608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

127 Industry Boulevard North Huntingdon, Pennsylvania	15642
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 863-9663

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	XONE	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”) (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, in light of the economic and financial challenges caused by the COVID-19 pandemic, on March 30, 2020, the Board of Directors (the “Board”) of The ExOne Company (the “Company”) determined to reduce by 20% the cash salaries of its leadership team, including the Company’s named executive officers, for at least the second quarter of fiscal year 2020. On August 5, 2020, the Compensation Committee of the Board approved the grant of special equity awards of restricted stock to its leadership team, to be made on August 10, 2020, as a replacement for the 20% cash salary reduction continuing for the second half of the year. The special equity awards included a grant of 4,400 shares of restricted stock to John F. Hartner, the Company’s Chief Executive Officer, and a grant of 2,900 shares of restricted stock to Douglas D. Zemba, the Company’s Chief Financial Officer. The restricted stock awards will vest in equal increments over two quarters, on September 30, 2020 and December 31, 2020.

In February 2020, the Compensation Committee adopted the 2020 annual incentive program (the “Program”) under the 2013 Equity Incentive Plan, which provided an opportunity for performance-based compensation to the leadership team of the Company, including the named executive officers, in the form of equity awards to be settled in fully vested common stock, based on the achievement of certain goals for the Company’s revenue and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) during fiscal year 2020. Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is defined as net income (loss), as calculated under accounting principles generally accepted in the United States, plus interest expense, provision (benefit) for income taxes, depreciation and amortization, adjusted by equity-based compensation, and other (income) expense-net. On August 5, 2020, the Compensation Committee considered that the goals for the Program were not achievable due to the depressed economy and other effects of the COVID-19 pandemic, including the suppression of travel necessary for the installation of foreign and domestic machine sales. The Compensation Committee also recognized the achievements of its leadership team in acting promptly in this environment to (i) conserve cash and access government programs and the capital markets to the extent available to the Company, and (ii) streamline and restructure employee headcount to reduce expenses, including implementation of a 20% salary reduction for the Company’s leadership team beginning in the second quarter of 2020, while maintaining key marketing and development priorities to allow the Company to preserve and strengthen its market position post-pandemic. In consideration of management’s crisis response, the Compensation Committee approved special equity awards of restricted stock to the leadership team, to be made on August 10, 2020, in an amount equal to 50% of the shares of restricted stock granted to such individuals pursuant to the annual long-term equity incentive awards made the same day. The special equity award included a grant of 22,000 shares of restricted stock to Mr. Hartner and a grant of 10,000 shares of restricted stock to Mr. Zemba. The restricted stock awards will vest in equal annual increments over a three-year period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The ExOne Company
(Registrant)

August 11, 2020	/s/ Loretta L. Benec
(Date)	Loretta L. Benec
General Counsel & Corporate Secretary